Exhibit A
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                                                            CONTACT: Eric Berman
                                                                     Adam Weiner
                                                                     David Lilly
                                                            at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                           Raymond E. Dombrowski
                                                               Ogden Corporation
                                                                    212-868-6000

FOR IMMEDIATE RELEASE

                   OGDEN RECEIVES CREDIT FACILITIES EXTENSION

NEW YORK, October 2, 2000 - Ogden Corporation (NYSE:OG) today announced that it has reached agreement, subject to completion of definitive documentation, with its revolving credit lenders and certain other banks to amend through the end of November 2000 certain financial covenants of the Company's existing credit facilities. This agreement extends through the end of November 2000 the facility that was to mature on September 30, 2000, which facility is described in the Company's first quarter 10-Q. The Company is in the process of obtaining, and expects to receive, conforming amendments and extensions from the remainder of its principal credit providers. During this extension, the Company expects to complete negotiation and finalize documentation for a master credit facility expected to mature on May 31, 2002.

                                      * * *

Ogden Energy Group, a division of Ogden Corporation, is a global developer/owner and operator of independent power projects and provides related infrastructure services. On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company. Ogden Water Systems, a wholly owned unit of Ogden Energy Group, offers communities single-source design/build/operate services for water and wastewater treatment infrastructure. Additional information about Ogden can be obtained via the Internet at www.ogdencorp.com, or through the Company's automated information system at (888) 643-3612.

Any statements in this communication, which may be considered to be "forward looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.
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